                            HALLIBURTON COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                               EXHIBIT 12.1

  (Prior to restatement for acquisition of Landmark Graphics Corporation)

                   (Millions of dollars, except ratios)

                          NINE MONTHS
                             ENDED          YEARS ENDED DECEMBER 31
                           30-SEP-96  ----------------------------------------
                          (UNAUDITED)  1995    1994    1993     1992     1991
                          ----------- ------  ------  -------  -------  ------
Earnings:
Income (loss) from
 continuing operations
 before provision for
 income taxes, minority
 interest, and cumulative
 effect of changes in
 accounting methods......   $245.2    $366.6  $291.5  $(147.7) $(135.1) $ 84.4
Add (deduct):
 Interest expense........     17.4      45.6    46.4     49.3     53.0    52.8
 Amortization of debt
  discount and issue
  costs..................      0.1       0.6     0.7      0.8      0.6     0.5
 One-third of long-term
  fixed rent.............     17.0      29.3    41.0     57.1     65.0    60.2
 Equity in income of
  joint venture
  operations.............    (66.1)    (88.4)  (93.0)   (76.3)   (40.5)  (43.3)
 Dividends received from
  joint venture
  operations.............      3.0       7.3    12.0      9.3     26.9     6.8
                            ------    ------  ------  -------  -------  ------
  Total earnings.........   $216.6    $361.0  $298.6  $(107.5) $ (30.1) $161.4
                            ======    ======  ======  =======  =======  ======
Fixed charges:
 Interest expense........   $ 17.4    $ 45.6  $ 46.4  $  49.3  $  53.0  $ 52.8
 Amortization of debt
  discount and issue
  costs..................      0.1       0.6     0.7      0.8      0.6     0.5
 One-third of long-term
  fixed rent.............     17.0      29.3    41.0     57.1     65.0    60.2
                            ------    ------  ------  -------  -------  ------
  Total fixed charges....   $ 34.5    $ 75.5  $ 88.1  $ 107.2  $ 118.6  $113.5
                            ======    ======  ======  =======  =======  ======
Ratio of earnings to
 fixed charges...........      6.3       4.8     3.4    (A)      (B)       1.4
                            ======    ======  ======  =======  =======  ======
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(A) Earnings were inadequate to cover fixed charges in 1993 by $214.7 million

(B) Earnings were inadequate to cover fixed charges in 1992 by $148.7 million